Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE
May 5, 2010
Investor and Media Contact: Whitney Finch
Director of Investor Relations
813.421.7694
wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced results for the quarter ended March 31, 2010.
The Company reported income before income taxes for the quarter ended March 31, 2010 of $8.2 million, or $0.31 per diluted share as compared to income before income taxes for the fourth quarter 2009 of $8.1 million, or $0.32 per diluted share. Net income for the first quarter of 2010 was $8.1 million, or $0.30 per diluted share as compared to net income for the fourth quarter 2009 of $8.5 million, or $0.34 per diluted share.
Mark J. O’Brien, Walter Investment’s Chairman and CEO, said, “We are pleased with the strong results from our existing portfolio, and are confident we are on a path to grow our core business as we begin to deploy the capital raised in the fourth quarter of 2009.”
“We believe the opportunities to acquire attractive loan pools are improving, as evidenced by our recently announced purchase of performing residential loans. We remain committed to prudently deploying our capital to acquire assets which meet our investment criteria and return objectives.”
First Quarter 2010 Dividend Declaration
On April 30, 2010, the Board of Directors of the Company declared a dividend of $0.50 per share to shareholders of record as of May 14, 2010, which will be paid on May 28, 2010.
First Quarter 2010 Operating Highlights
•	Reflecting strong performance and favorable seasonal trends, consolidated delinquencies were 4.21 percent at March 31, 2010, as compared to 5.44 percent at December 31, 2009 and 4.59 percent at March 31, 2009. Walter Investment’s delinquency rates (adjusted to reflect comparable methodologies) remain better than the most recently released Mortgage Banker’s Association’s subprime industry survey average by more than 50 percent.

•	On an annualized basis, the asset yield for the quarter ended March 31, 2010 was 10.09 percent and the Company’s interest cost on outstanding debt was 6.78 percent. The net interest margin for the quarter, which is net interest income as a percentage of average earning assets, was 4.93 percent, slightly lower than the first quarter of last year, due to lower outstanding balances and lower prepayment speeds.

•	Loss severities were 11.9 percent in the first quarter, as compared to 12.1 percent for the fourth quarter of 2009 and 16.8 percent in the first quarter of 2009.

•	During the first quarter of 2010, the Company paid dividends declared on December 15, 2009 of $12.8 million to its shareholders.
3000 Bayport Drive, Suite 1100, Tampa, Florida 33607
813,421,7600     www.walterinvestment.com

Charles E. Cauthen, Walter Investment’s President and COO, said, “As anticipated, our field servicing organization delivered excellent results from our existing portfolio in the first quarter, laying a strong foundation for the year ahead. As we add additional assets to our servicing platform, we must continue to deliver superior results and solid returns to our shareholders through our high touch origination and servicing model and our deeply experienced personnel.”
First Quarter 2010 Financial Summary
Net interest income for the quarter was $20.4 million as compared to $22.7 million in the year-ago period driven by lower outstanding balances and lower voluntary prepayment speeds.
The provision for loan losses was $3.2 million, compared with $4.4 million in the year ago period. The decrease from the year earlier period was primarily driven by improved loss severities, coupled with a lower frequency of default on the ARM portfolio.
Non-interest income was $3.5 million in the first quarter of 2010 as compared to $3.2 million in the prior year period.
Non-interest expenses increased from $10.2 million in the first quarter of 2009 to $12.4 million for the first quarter of 2010. The increase included $1.2 million of stock compensation expense and $0.7 million of severance expense associated with management changes, in addition to increased costs associated with being a stand-alone public company, including salaries and benefits, legal, professional, technology and communications costs.
First Quarter 2010 Liquidity Summary
At March 31, 2010, the Company had $96.3 million of cash. The Company had no borrowings under its $15 million revolving credit facility at March 31, 2010.
Purchase of Pool of Loans
On April 14, 2010, the Company entered into a definitive agreement to purchase a pool of 100% performing, fixed-rate residential loans on single-family, owner occupied residences located within the Company’s existing southeastern United States geographic footprint. The purchase closed on April 19, 2010, utilizing $11.1 million of proceeds from its equity offering.
Conference Call Webcast
Members of the Company’s leadership team will discuss Walter Investment’s first quarter results and other general business matters during a conference call and live webcast to be held on Thursday, May 6, 2010, at 10 a.m. Eastern Time. To listen to the event live or in an archive which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.
About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.9 billion of assets under management and annual revenues of approximately $190 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 220 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.
Safe Harbor Statement
Certain statements in this release and in our public documents to which we refer, contain or incorporate by reference “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Walter Investment Management Corp. is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “project,” “estimate,” “forecast,” “objective,” “plan,” “goal” and similar expressions are intended to identify forward looking statements. Forward-looking statements are based on the Company’s current belief, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. These risks and uncertainties are contained in Walter Investment Management Corp.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2010 and Walter Investment Management Corp.’s other filings with the SEC.
All forward looking statements set forth herein are qualified by this cautionary statement and are made only as of May 5, 2010. The Company undertakes no obligation to update or revise the information contained herein, including without limitation any forward-looking statements whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

Walter Investment Management Corp. and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31,
	2010	2009
Net interest income:
Interest income	$41,628	$45,829
Less: Interest expense	21,274	23,089

Total net interest income	20,354	22,740
Less: Provision for loan losses	3,190	4,376

Total net interest income after provision for loan losses	17,164	18,364

Non-interest income:
Premium revenue	2,691	3,065
Other income, net	760	160

Total non-interest income	3,451	3,225

Non-interest expenses:
Claims expense	912	1,289
Salaries and benefits	6,981	4,285
Legal and professional	899	704
Occupancy	345	335
Technology and communication	728	818
Depreciation and amortization	91	78
General and administrative	2,365	1,533
Other expense	51	337
Related party — allocated corporate charges	—	853

Total non-interest expenses	12,372	10,232
Income before income taxes	8,243	11,357
Income tax expense	131	4,155

Net income	$8,112	$7,202

Basic earnings per common and common equivalent share	$0.30	$0.36
Diluted earnings per common and common equivalent share	$0.30	$0.36
Weighted average common and common equivalent shares outstanding — basic	26,343,279	19,871,205
Weighted average common and common equivalent shares outstanding — diluted	26,403,281	19,871,205

Walter Investment Management Corp. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share amounts)

	March 31,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$96,302	$99,286
Restricted cash	8,901	8,963
Restricted cash of securitization trusts	41,324	42,691
Receivables, net	3,542	3,052
Residential loans, net of allowance for loan losses of $3,384 and $3,460, respectively	327,775	333,636
Residential loans of securitization trusts, net of allowance for loan losses of $13,940 and $14,201, respectively	1,292,561	1,310,710
Subordinate security	1,837	1,801
Real estate owned	25,284	21,981
Real estate owned of securitization trusts	36,667	41,143
Deferred debt issuance costs	18,137	18,450
Other assets	5,073	5,961

Total assets	$1,857,403	$1,887,674

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$477	$13,489
Accounts payable of securitization trusts	555	556
Accrued expenses	25,438	28,296
Deferred income taxes, net	161	173
Mortgage-backed debt of securitization trusts	1,244,379	1,267,454
Accrued interest of securitization trusts	8,555	8,755
Other liabilities	776	767

Total liabilities	1,280,341	1,319,490

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares Issued and outstanding - 0 shares at March 31, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares Issued and outstanding - 25,694,073 and 25,642,889 shares at March 31, 2010 and December 31, 2009, respectively	257	256
Additional paid-in capital	123,471	122,552
Retained earnings	451,545	443,433
Accumulated other comprehensive income	1,789	1,943

Total stockholders’ equity	577,062	568,184

Total liabilities and stockholders’ equity	$1,857,403	$1,887,674

Walter Investment Management Corp. and Subsidiaries
Operating Statistics
(Unaudited)
(dollars in thousands, except share amounts)

	2010	2009	2009
	Q1	Q4	Q1
30+ Delinquencies (1)	4.21%	5.44%	4.59%
90+ Delinquencies (1)	2.89%	3.37%	3.02%

Provision for Losses	$3.2	$4.0	$4.4
Net Charge-offs	$3.5	$4.1	$4.9
Charge-off Ratio (2)	0.86%	0.98%	1.10%

Allowance for Losses	$17.3	$17.7	$18.5
Allowance for Losses Ratio (3)	1.06%	1.06%	1.05%

30+ Delinquencies (1)	$75.4	$98.7	$86.2
REO (Real Estate Owned)	62.0	63.1	50.9
TIO (Taxes, Insurance, Escrow and Other Advances)	16.4	16.3	15.0

Nonperforming Assets (Delinquencies + REO + TIO)	$153.8	$178.1	$152.1
Nonperforming Assets Ratio (4)	8.24%	9.40%	7.63%

Default Rate (5)	5.68%	6.15%	5.06%
Fixed Rate Mortgages	5.55%	5.84%	4.58%
Adjustable Rate Mortgages	14.64%	27.55%	33.96%

Loss Severity (6)	11.85%	12.08%	16.80%
Fixed Rate Mortgages	10.43%	10.65%	15.50%
Adjustable Rate Mortgages	39.02%	42.42%	40.30%

Number of Accounts Serviced (7)	34,724	35,236	37,408

Total Portfolio (8)	$1,867.4	$1,895.2	$1,993.6

ARM Portfolio (9)	$25.6	$26.7	$31.8

Prepayment Rate (Voluntary CPR)	2.64%	2.95%	3.56%

Book Value per Share (10)	$22.46	$22.16	NM

Debt to Equity Ratio	2.16:1	2.23:1	NM

(1)	Delinquencies are defined as the percentage of principal balances outstanding which have monthly payments over 30 days past due. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with bankruptcy court approved mortgage payment obligations.

(2)	The charge-off ratio is calculated as annualized net charge-offs, divided by average residential loans before the allowance for losses.

(3)	The allowance for losses ratio is calculated as period-end allowance for losses divided by period-end residential loans before the allowance for losses.

(4)	The nonperforming assets ratio is calculated as period-end non-performing assets, divided by period-end principal balance of residential loans plus REO and TIO.

(5)	Default rate is calculated as the annualized balance of repossessions for the quarter divided by the average total balance of the portfolio for the quarter.

(6)	Loss severities are calculated as the loss on sale of REO properties divided by the carrying value of REO.

(7)	Includes REO accounts.

(8)	Total portfolio includes the principal balance of residential loans, REO and TIO.

(9)	ARM portfolio includes the principal balance of adjustable rate residential loans and REO resulting from defaulted adjustable rate residential loans.

(10)	Book Value per share is calculated by dividing the Company’s equity by total shares issued and outstanding of 25,694,073.

NM	Not Meaningful